Exhibit 99.1

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991

Press Release

Knoll, Inc. Reports Continued Double Digit Growth for the Fourth Quarter and Full Year of 2005. Year End Backlog Increased 20% Over Prior Year.

EAST GREENVILLE, PA, February 2, 2006 — Knoll, Inc. (NYSE: KNL) today announced results for the fourth quarter and year ended December 31, 2005. Net sales were $221.8 million for the quarter, an increase of 15.0% from fourth quarter 2004. Operating income was $25.4 million, an increase of 23.3% from the fourth quarter 2004, net income was $9.5 million, an increase of 39.7% over the fourth quarter 2004, and adjusted earnings per share was $0.25 compared to $0.20 per share in the prior year.

For the full year, net sales were $808.0 million, an increase of 14.4% over full year 2004. Operating income was $92.8 million, an increase of 30.2% over full year 2004, net income was $35.9 million, an increase of 33.9% over full year 2004 and adjusted earnings per share was $0.85 compared to $0.67 per share in the prior year.

Andrew Cogan, Chief Executive Officer, stated, “We delivered strong double digit growth in sales, operating profit, net income and adjusted earnings per share for our shareholders for the fourth quarter and full year of 2005. Over the course of the year as our growth initiatives gained traction we captured increased market share and expanded on our industry leading operating profit margins.”

“We enter 2006 with our highest backlog in 4  1/2 years. This is the result of an increase in the number of large projects we won as well as an increase in the overall level of day-to-day activity combined with our ability to capture more of our clients furniture spend in areas like seating and storage as we continue to strengthen our product offerings in these areas. I want to congratulate and thank our associates and dealers on this strong finish to 2005.”

2005 Financial Results

Fourth quarter 2005 financial results highlights follow:

Dollars in Millions Except Per Share Data

	Three Months Ended		Percent Change
	12/31/05	12/31/04
Sales	$221.8	$192.8	15.0%
Gross Profit	74.3	68.8	8.0%
Operating Expenses	48.9	48.2	1.5%
Operating Income	25.4	20.6	23.3%
Net Income	9.5	6.8	39.7%
Earnings Per Share – Diluted	.18	.14	28.6%
Adjusted Earnings Per Share – Diluted	.25	.20	25.0%
Backlog	147.3	122.5	20.2%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that are non-cash compensation related, and items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see “Reconciliation of Non-GAAP Financial Measures” below.

Net sales for the quarter were $221.8 million, an increase of $29.0 million or 15.0% over fourth quarter 2004. Approximately $3.9 million of the increase was attributable to additional revenues realized from price increases.

Backlog of unfilled orders at December 31, 2005 was $147.3 million an increase of $24.8 million or 20.2% versus the prior year.

Gross margin for the fourth quarter was $74.3 million, an increase of $5.5 million or 8.0%, over the same period in 2004. As a percentage of sales, gross margin declined to 33.5% from 35.7% in the same quarter of 2004. The decrease from the fourth quarter of 2004 largely resulted from increased material and transportation costs which were partially offset by price realization, continuous improvement and global sourcing initiatives. Transportation inflation increased approximately $1 million from the third quarter 2005 to the fourth quarter 2005. Fourth quarter 2005 gross margins were also reduced by 30 basis points as a result of $0.6 million of restructuring charges related to the exiting of one of our leased facilities in Canada concurrent with the expiration of the lease. Excluding the increased transportation costs and the restructuring charges, fourth quarter gross margins would have remained consistent with the third quarter of 2005.

Operating expenses for the quarter were $48.9 million, or 22.0% of sales, compared to $48.2 million, or 25.0% of sales for fourth quarter of 2004. 2005 operating expenses included additional costs related to our stock-based compensation and higher sales compensation due to strong bookings in the fourth quarter. Fourth quarter 2004 operating expenses included $3.8 million of costs associated with our initial public offering.

In spite of the year-over-year pressure on gross margins, operating income increased, as a percentage of sales, to 11.5% from 10.7% in the same period in the prior year. In addition operating profit dollars increased to $25.4 million from $20.6 million even as the Company absorbed the additional inflation as well as the costs of operating as a public company of approximately $0.8 million.

Net income for fourth quarter 2005 was $9.5 million, or $0.25 adjusted earnings per share as compared to $6.8 million or $0.20 adjusted earnings per share for the same quarter in 2004. Net income for the fourth quarter of 2005 included $2.8 million of after-tax costs related to putting the Company’s amended credit facility in place and the writing-off of deferred financing fees related to the old facility. Interest expense in the fourth quarter 2005 decreased from fourth quarter 2004 largely due to the reduction of debt. 2004 fourth quarter net income included $3.1 million after tax IPO costs.

Full Year Results

2005 financial results highlights follow:

Dollars in Millions Except Per Share Data

	Twelve Months Ended		Percent Change
	12/31/05	12/31/04
Sales	$808.0	$706.4	14.4%
Gross Profit	272.0	241.0	12.9%
Operating Expenses	179.2	169.7	5.6%
Operating Income	92.8	71.3	30.2%
Net Income	35.9	26.8	33.9%
Earnings Per Share – Diluted	.68	.55	23.6%
Adjusted Earnings Per Share – Diluted	.85	.67	26.9%
Backlog	147.3	122.5	20.2%

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that are non-cash compensation related, and items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of Earnings Per Share to Adjusted Earnings Per Share, see “Reconciliation of Non-GAAP Financial Measures” below.

For the year, net sales totaled $808.0 million, an increase of $101.6 million or 14.4% from 2004 net sales of $706.4 million. Approximately $13.4 million of the increase was attributable to additional revenues realized from price increases with the remainder due to higher volume as the Company’s growth initiatives took hold and industry growth continued.

Gross margins decreased slightly to 33.7% in 2005 compared to 34.1% in 2004. 2005 gross margins include $0.8 million of restructuring charges related to the exiting of one our leased facilities in Canada concurrent with the expiration of the lease. The appreciation of the Canadian dollar had the effect of decreasing gross margins by approximately $5.5 million related to higher product costs compared to 2004. The Company was also able to mostly offset increased material and transportation costs through price realization, continuous improvement and global sourcing initiatives. Without the appreciation of the Canadian dollar and the additional restructuring charges gross margins would have remained consistent to prior year.

Operating expenses for 2005 were $179.2 million, or 22.2% of sales, compared to $169.7 million, or 24.0% of sales for 2004. 2005 operating expenses included approximately $4.0 million of stock-based compensation, $3.1 million of costs of operating as a public company and higher sales compensation due to strong bookings during the year. 2004 operating expenses included $4.4 million of costs associated with our initial public offering.

Operating margins increased 140 basis points from 10.1% in 2004 to 11.5% in 2005. 2005 operating profit increased $21.5 million from $71.3 million in 2004 to $92.8 million in 2005.

The Company generated 2005 net income of $35.9 million or $0.85 adjusted earnings per share compared to $26.8 million or $0.67 adjusted earnings per share in 2004. 2004 net income included $3.8 million of after-tax IPO costs and $1.5 after-tax write-off of deferred financing fees related to the refinancing of our prior credit agreement in September 2004. 2005 net income included $3.1 million of additional taxes due to the repatriation of foreign earnings and $2.8 million of after-tax charges related to putting our amended credit facility in place. Net income also included after-tax stock-based compensation costs of approximately $2.5 million and restructuring charges of $0.5 million. These various non-cash compensation related or infrequent charges impacted earnings per share by $0.17.

Barry McCabe, Knoll’s CFO noted, “These one-time charges related to the repatriation of $45 million pursuant to the American Jobs Creation Act and the refinancing of our bank facility position the Company well for 2006. We will benefit from the lower debt, reduced borrowing costs and the lessened exposure to the further appreciation of the Canadian dollar on our intercompany balances. In addition the payback on our exiting of a leased manufacturing facility in Canada and the consolidation of that operation into our owned facility will be less than one year.”

Annual cash generated from operations in 2005 was $77.8 million compared to $60.3 million the year before. Capital expenditures totaled $10.7 million compared to $13.1 million for 2004. The Company paid down $76.7 million of its debt in 2005 and had net borrowings in 2004 of approximately $12.0 million. The Company also paid quarterly dividends totaling $12.9 million in 2005 compared to a special one-time dividend of $70.6 million in 2004.

Barry McCabe added, “In 2005 we reduced debt from $392.9 million at the end of 2004 to $316.0 million at the end of 2005. This debt reduction along with our strong operating performance improved our leverage ratio from 4.54 to 2.80 in twelve months. Not only has this performance reduced our borrowing costs but has allowed us to increase our quarterly dividends to $0.10 per share as well as enhance shareholder value.”

First Quarter 2006 Outlook

The Company stated that it expects first quarter 2006 revenue to be in the $197-204 million range, an increase of 10%-14% from the first quarter of 2005. Adjusted earnings per share estimates, which exclude non-cash stock-based compensation costs, additional option compensation expense as a result of implementing FASB 123 (revised 2004), Share-Based Payments and the costs related to the proposed secondary stock offering by Warburg, Pincus Ventures, L.P. are between $0.17 and $0.19.

The Company added that on February 1, 2006, its Board of Directors declared a quarterly cash dividend of $.10 per share payable on March 31, 2006, to stockholders of record on March 15, 2006.

Reconciliation of Non-GAAP Financial Measures

Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items that are non-cash compensation related, and items we believe to be infrequent or not indicative of our operating performance. Such items consist of charges for stock based compensation, expenses associated with our initial public offering, a write-off of deferred financing fees associated with our amended credit facilities and taxes related to repatriation of foreign earnings under The American Job Creation Act. We present Adjusted Earnings Per Share because we consider it an important supplemental measure of our performance and believe it is useful to show ongoing results from operations distinct from items that are non-cash compensation related, infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share is not a measurement of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share. Adjusted Earnings Per Share has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. In addition, in evaluating Adjusted Earnings Per Share, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Earnings per Share—Diluted	$0.18	$0.14	$0.68	$0.55
Add back:
Restricted stock grant stock based compensation	0.01	—	0.05	—
IPO expense	—	0.06	—	0.09
Write-off of deferred financing fees	0.05	—	0.05	0.03
Restructuring charges	0.01	—	0.01	—
Taxes related to repatriation of foreign earnings	—	—	0.06	—

Total Special Charges	0.07	0.06	0.17	0.12
Adjusted Earnings per Share - Diluted	$0.25	$0.20	$0.85	$0.67

Conference Call Information

As announced on January 19, 2006, Knoll will host a conference call on Friday, February 3, 2006 at 8:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “About Knoll” and click on “Investor Relations”.

The conference call may also be accessed by dialing:

North America 800 561-2693

International 617 614-3523

Passcode 72440020

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.’s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll’s new products, the pricing and availability of raw materials and components, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified on Knoll’s Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll’s control.

Contacts

Investors:	Barry L. McCabe
Senior Vice President and Chief Financial Officer
Tel 215 679-1301
bmccabe@knoll.com

Media:	David Bright
Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$221,772	$192,804	$807,960	$706,390
Cost of sales	147,425	124,030	535,904	465,379

Gross profit	74,347	68,774	272,056	241,011
Selling, general, and administrative expenses	48,945	48,205	179,217	169,706

Operating income	25,402	20,569	92,839	71,305
Interest expense	5,383	6,219	23,684	19,452
Other expense, net	4,274	3,131	5,355	5,316

Income before income tax expense	15,745	11,219	63,800	46,537
Income tax expense	6,251	4,465	27,891	19,793

Net income	$9,494	$6,754	$35,909	$26,744

Earnings per share:
Basic	$.18	$.15	$.70	$.58
Diluted	$.18	$.14	$.68	$.55
Weighted-average shares outstanding:
Basic	52,307,713	46,510,194	51,219,123	46,353,253
Diluted	53,654,169	48,923,388	52,940,140	48,319,483

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,695	$9,052
Customer receivables, net	113,531	98,440
Inventories	56,500	49,586
Prepaid and other current assets	17,023	22,126

Total current assets	197,749	179,204
Property, plant, and equipment, net	142,166	150,992
Intangible assets, net	236,399	237,382
Other noncurrent assets	6,232	6,661

Total Assets	$582,546	$574,239

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$2,599	$108
Accounts payable	56,559	45,613
Other current liabilities	74,598	65,991

Total current liabilities	133,756	111,712
Long-term debt	313,439	392,750
Other noncurrent liabilities	97,635	91,122

Total liabilities	544,829	595,584

Stockholders’ equity (deficit)	37,716	(21,345)

Total Liabilities and Stockholders’ Equity (Deficit)	$582,546	$574,239

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2005	2004
	(Unaudited)
Net income	$35,909	$26,744

Cash Flows provided by Operating Activities	77,849	60,303
Cash Flows used in Investing Activities	(10,643)	(13,131)
Cash Flows used in Financing Activities	(64,567)	(51,528)
Effect of exchange rate changes on cash and cash equivalents	(996)	1,891

Increase in cash and cash equivalents	1,643	(2,465)
Cash and cash equivalents at beginning of period	9,052	11,517

Cash and cash equivalents at end of period	$10,695	$9,052